News Release

For Immediate Release:	For More Information,
July 27, 2015	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports Second Quarter Results

SOUTHERN PINES, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income available to common shareholders of $6.0 million, or $0.30 per diluted common share, for the three months ended June 30, 2015, a decrease of 6.2% compared to the $6.4 million, or $0.32 per diluted common share, recorded in the second quarter of 2014. The lower earnings recorded in the second quarter of 2015 were primarily due to a lower amount of discount accretion on loans purchased in failed-bank acquisitions, which was partially offset by a lower provision for loan losses.

For the six months ended June 30, 2015, the Company recorded net income available to common shareholders of $12.8 million, or $0.63 per diluted common share, an increase of 7.7% compared to the $11.9 million, or $0.59 per diluted common share, for the six months ended June 30, 2014. The higher earnings were primarily the result of a lower provision for loan losses.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter of 2015 amounted to $29.6 million, a 12.4% decrease from the $33.8 million recorded in the second quarter of 2014. Net interest income for the first six months of 2015 amounted to $59.3 million, a 14.5% decrease from the $69.3 million recorded in the comparable period of 2014.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) in the second quarter of 2015 was 4.15% compared to 4.65% for the second quarter of 2014. For the six month period ended June 30, 2015, the Company’s net interest margin was 4.17% compared to 4.89% for the same period in 2014. The 4.15% net interest margin for the second quarter of 2015 was a four basis point decrease from the 4.19% margin realized in the first quarter of 2015. The lower margins were primarily due to lower amounts of discount accretion on loans purchased in failed-bank acquisitions – see additional discussion below. As shown in the accompanying tables, loan discount accretion amounted to $1.1 million in the second quarter of 2015, $1.6 million in the first quarter of 2015, and $4.9 million in the second quarter of 2014. For the first six months of 2015, loan discount accretion amounted to $2.7 million compared to $11.3 million for the first six months of 2014. The lower amount of accretion is due to the continued winding down of the unaccreted discount amount that resulted from failed-bank acquisitions in 2009 and 2011.

Excluding the effects of discount accretion on purchased loans, the Company’s net interest margin has remained stable, amounting to 3.99% for the second quarter of 2015, 3.98% for the first quarter of 2015, and 3.99% for the second quarter of 2014. The Company continues to experience lower loan yields due to the prolonged low interest rate environment, but began to invest its excess cash balances into higher yielding investment securities late in the fourth quarter of 2014, which has partially offset the lower loan yields. Investment securities totaled $380 million at June 30, 2015 compared to $172 million at June 30, 2014. See the Financial Summary for a table that presents the impact of loan discount accretion, as well as other purchase accounting adjustments affecting net interest income. Also see the Financial Summary for a reconciliation of the Company’s net interest margin to the net interest margin excluding loan discount accretion, and other information regarding this ratio.

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The Company’s cost of funds has steadily declined from 0.30% in the second quarter of 2014 to 0.24% in the second quarter of 2015, which has had a positive impact on the Company’s net interest margin.

Provision for Loan Losses and Asset Quality

The Company recorded total provisions for loan losses of $0.8 million in the second quarter of 2015 compared to $3.7 million in the second quarter of 2014. For the six months ended June 30, 2015, the Company recorded total provisions for loan losses of $0.7 million compared to $7.2 million for the same period of 2014. As discussed below, the Company records provisions for loan losses related to both non-covered and covered loan portfolios – see explanation of the terms “non-covered” and “covered” in the section below entitled “Note Regarding Components of Earnings.”

The provision for loan losses on non-covered loans amounted to $1.0 million in the second quarter of 2015 compared to $1.2 million in the second quarter of 2014. For the first six months of 2015, the provision for loan losses on non-covered loans amounted to $1.1 million compared to $4.5 million for the same period of 2014. The lower provisions recorded in 2015 were primarily a result of continued favorable credit quality trends and generally improving economic trends.

The Company recorded a negative provision for loan losses on covered loans (reduction of allowance for loan losses) of $0.2 million in the second quarter of 2015 compared to a $2.5 million provision for loan losses in the second quarter of 2014. For the six months ended June 30, 2015, the Company recorded a negative provision for loan losses on covered loans of $0.4 million compared to a $2.7 million provision for loan losses in the comparable period of 2014. The negative provisions in 2015 primarily resulted from lower levels of covered nonperforming loans, minimal net charge-offs, and declining levels of total covered loans.

Total non-covered nonperforming assets amounted to $86.1 million at June 30, 2015 (2.78% of total non-covered assets), $95.3 million at December 31, 2014 (3.09% of total non-covered assets), and $84.1 million at June 30, 2014 (2.73% of total non-covered assets). The increase in non-covered nonperforming assets when comparing June 30, 2014 to December 31, 2014 and June 30, 2015 was primarily due to the Company transferring $14.8 million in nonperforming assets from covered status to non-covered status on July 1, 2014 upon the scheduled expiration of a loss share agreement with the FDIC associated with those assets.

Total covered nonperforming assets have declined in the past year, amounting to $13.2 million at June 30, 2015, $18.7 million at December 31, 2014 and $39.1 million at June 30, 2014. Over the past twelve months, the Company has resolved a significant amount of covered loans and has experienced strong property sales along the North Carolina coast, which is where most of the Company’s covered assets are located. Also, as discussed in the preceding paragraph, on July 1, 2014 the Company transferred $14.8 million in nonperforming assets from covered status to non-covered status upon the expiration of a loss share agreement.

Noninterest Income

Total noninterest income was $5.0 million for each of the three month periods ended June 30, 2015 and June 30, 2014. For the six months ended June 30, 2015, noninterest income amounted to $9.5 million compared to $5.3 million for the six months ended June 30, 2014.

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Core noninterest income for the second quarter of 2015 was $7.4 million, a decrease of 5.0% from the $7.8 million reported for the second quarter of 2014. For the first six months of 2015, core noninterest income amounted to $14.6 million, a 4.5% decrease from the $15.3 million recorded in the comparable period of 2014. Core noninterest income includes i) service charges on deposit accounts, ii) other service charges, commissions, and fees, iii) fees from presold mortgages, iv) commissions from financial product sales, and v) bank-owned life insurance income. The primary reason for the decrease in core noninterest income in 2015 was lower service charges on deposit accounts, which declined from $3.4 million in the second quarter of 2014 to $2.9 million in the second quarter of 2015. For the six months ended June 30, 2015, service charges on deposit accounts amounted to $5.8 million, which is a $1.2 million decrease from the $7.0 million recorded in the comparable period of 2014. After the elimination of free checking for most customers with low balances in late 2013, monthly fees earned on deposit accounts have gradually declined over the past several quarters as a result of more customers meeting the requirements to have the monthly service charge waived. Fewer instances of fees earned from customers overdrawing their accounts have also impacted this line item.

Noncore components of noninterest income resulted in a net decrease to income of $2.4 million in the second quarter of 2015 compared to a net decrease to income of $2.9 million in the second quarter of 2014. For the six months ended June 30, 2015 and 2014, the Company recorded net decreases to income of $5.1 million and $10.0 million, respectively, related to the noncore components of noninterest income. The largest variances in noncore noninterest income related to gains (losses) on covered foreclosed properties and indemnification asset income (expense) – see discussion below.

Gains on covered foreclosed properties were $0.3 million and $0.5 million for the three and six months ended June 30, 2015, respectively, compared to losses of $1.2 million and $3.3 million recorded for the three and six months ended June 30, 2014. Losses on covered foreclosed properties have generally declined in recent quarters as a result of significantly lower levels of covered foreclosed properties held by the Company and stabilization in property values.

Indemnification asset income (expense) is recorded to reflect additional (decreased) amounts expected to be received from the FDIC during the period related to covered assets. The three primary items that result in recording indemnification asset income (expense) are 1) income from loan discount accretion, which results in indemnification expense, 2) provisions for loan losses on covered loans, which result in indemnification income and 3) foreclosed property gains (losses) on covered assets, which also result in indemnification expense (income). In the second quarter of 2015, the Company recorded $1.8 million in indemnification asset expense compared to $1.6 million in indemnification asset expense in the second quarter of 2014. For the six months ended June 30, 2015, indemnification asset expense amounted to $4.2 million compared to $6.5 million in indemnification asset expense for the same period of 2014. These variances are primarily due to lower indemnification asset expense associated with the lower loan discount accretion income recorded in the three and six months ended June 30, 2015. See additional discussion related to this matter in the section below entitled “Note Regarding Components of Earnings.”

Noninterest Expenses

Noninterest expenses amounted to $24.3 million in the second quarter of 2015 compared to $24.8 million recorded in the second quarter of 2014. Noninterest expenses for the six months ended June 30, 2015 amounted to $48.0 million compared to $48.3 million recorded in the first half of 2014. The decreases in 2015 were mainly due to decreases in miscellaneous items of other operating expense.

Balance Sheet and Capital

Total assets at June 30, 2015 amounted to $3.2 billion, a 1.7% decrease from a year earlier. Total loans at June 30, 2015 amounted to $2.4 billion, a 0.9% decrease from a year earlier, and total deposits amounted to $2.7 billion at June 30, 2015, a 3.7% decrease from a year earlier.

Investment securities totaled $379.7 million at June 30, 2015 compared to $171.9 million at June 30, 2014. Over the past three quarters, the Company has used a portion of its excess cash balances to purchase investment securities.

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Non-covered loans amounted to $2.3 billion at June 30, 2015, an increase of $41.4 million from June 30, 2014. The increase was partially due to the reclassification of $39.7 million in loans from covered status to non-covered status in connection with the July 1, 2014 expiration of a loss share agreement. Non-covered loans increased $23.4 million, or 4.1% on an annualized basis, during the second quarter of 2015 as a result of ongoing internal initiatives to drive loan growth. Loans covered by FDIC loss share agreements are expected to continue to decline as those loans continue to pay down.

The decline in total deposits at June 30, 2015 compared to June 30, 2014 was primarily due to decreases in retail time deposits (“other time deposits > $100,000” and “other time deposits” in the accompanying tables) and brokered deposits, with increases in checking accounts and other retail deposit accounts offsetting a portion of the decline. Time deposits are generally one of the Company’s most expensive funding sources, and thus the shift from this category has benefited the Company’s overall cost of funds.

On June 25, 2015, the Company redeemed $32 million (32,000 shares) of the outstanding Non-Cumulative Perpetual Preferred Stock, Series B (“SBLF Stock”) that had been issued to the United States Secretary of the Treasury in September 2011 related to the Company’s participation in the Small Business Lending Fund. The shares were redeemed at their liquidation value of $1,000 per share plus accrued dividends. The Company continues to have outstanding $31.5 million (31,500 shares) of SBLF Stock.

The Company remains well-capitalized by all regulatory standards, with a Total Risk-Based Capital Ratio at June 30, 2015 of 16.14% compared to the 10.00% minimum to be considered well-capitalized. The Company’s tangible common equity to tangible assets ratio was 8.24% at June 30, 2015, an increase of 67 basis points from a year earlier.

Comments of the President and Other Business Matters

Richard H. Moore, President and CEO of First Bancorp, commented on today’s report, “Today’s earnings report reflects another strong quarter for our Company. Earnings exceeded $5 million for the ninth consecutive quarter, and asset quality continues to improve. Also, we experienced solid growth in loans during the quarter.”

The following is a list of business development and other miscellaneous matters affecting the Company:

•	On June 16, 2015, the Company announced a quarterly cash dividend of $0.08 per share payable on July 24, 2015 to shareholders of record on June 30, 2015. This is the same dividend rate as the Company declared in the second quarter of 2014.

•	On May 18, 2015, the Company opened a new branch facility at 4110 Bradham Drive, Jacksonville, North Carolina. The First Bank branch located on Western Boulevard in Jacksonville was closed and the accounts serviced at that branch were reassigned to the new and improved branch.

Note Regarding Components of Earnings

The Company’s results of operation are significantly affected by the on-going accounting for two FDIC-assisted failed bank acquisitions. In the discussion above, the term “covered” is used to describe assets included as part of FDIC loss share agreements, which generally result in the FDIC reimbursing the Company for 80% of losses incurred on those assets. The term “non-covered” refers to the Company’s legacy assets, which are not included in any type of loss share arrangement.

For covered loans that deteriorate in terms of repayment expectations, the Company records immediate allowances through the provision for loan losses. For covered loans that experience favorable changes in credit quality compared to what was expected at the acquisition date, including loans that pay off, the Company records positive adjustments to interest income over the life of the respective loan – also referred to as loan discount accretion. For covered foreclosed properties that are sold at gains or losses or that are written down to lower values, the Company records the gains/losses within noninterest income.

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The adjustments discussed above are recorded within the income statement line items noted without consideration of the FDIC loss share agreements. Because favorable changes in covered assets result in lower expected FDIC claims, and unfavorable changes in covered assets result in higher expected FDIC claims, the FDIC indemnification asset is adjusted to reflect those expectations. The net increase or decrease in the indemnification asset is reflected within noninterest income.

The adjustments noted above can result in volatility within individual income statement line items. Because of the FDIC loss share agreements and the associated indemnification asset, pretax income resulting from amounts recorded as provisions for loan losses on covered loans, discount accretion, and losses from covered foreclosed properties is generally only impacted by 20% of these amounts due to the corresponding adjustments made to the indemnification asset.

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina with total assets of approximately $3.2 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 87 branches, with 73 branches operating in North Carolina, 6 branches in South Carolina (Cheraw, Dillon, Florence, and Latta), and 7 branches in Virginia (Abingdon, Blacksburg, Christiansburg, Fort Chiswell, Radford, Salem and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has loan production offices in Fayetteville, North Carolina, and Greenville, North Carolina. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to the press release by wire services, internet services or other media.

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First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended June 30,		Percent
($ in thousands except per share data – unaudited)	2015	2014	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$28,953	34,376
Interest on investment securities	2,121	1,347
Other interest income	186	232
Total interest income	31,260	35,955	(13.1%	)
Interest expense
Interest on deposits	1,340	1,850
Interest on borrowings	315	297
Total interest expense	1,655	2,147	(22.9%	)
Net interest income	29,605	33,808	(12.4%	)
Provision for loan losses – non-covered loans	1,001	1,158	(13.6%	)
Provision (reversal) for loan losses – covered loans	(160)	2,501	n/m
Total provision for loan losses	841	3,659	(77.0%	)
Net interest income after provision for loan losses	28,764	30,149	(4.6%	)
Noninterest income
Service charges on deposit accounts	2,881	3,446
Other service charges, commissions, and fees	2,771	2,562
Fees from presold mortgages	731	790
Commissions from financial product sales	665	706
Bank-owned life insurance income	383	318
Foreclosed property gains (losses) – non-covered	(580)	(551)
Foreclosed property gains (losses) – covered	254	(1,173)
FDIC indemnification asset income (expense), net	(1,828)	(1,578)
Securities gains	—	786
Other gains (losses)	(273)	(336)
Total noninterest income	5,004	4,970	0.7%
Noninterest expenses
Salaries expense	11,581	11,366
Employee benefit expense	2,298	2,286
Occupancy and equipment expense	2,761	2,828
Intangibles amortization	180	194
Other operating expenses	7,480	8,106
Total noninterest expenses	24,300	24,780	(1.9%	)
Income before income taxes	9,468	10,339	(8.4%	)
Income taxes	3,224	3,693	(12.7%	)
Net income	6,244	6,646	(6.0%	)

Preferred stock dividends	(212)	(217)

Net income available to common shareholders	$6,032	6,429	(6.2%	)

Earnings per common share – basic	$0.30	0.33	(9.1%	)
Earnings per common share – diluted	0.30	0.32	(6.3%	)

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$29,605	33,808
Tax-equivalent adjustment (1)	402	375
Net interest income, tax-equivalent	$30,007	34,183	(12.2%	)
(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 38% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m = not meaningful

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First Bancorp and Subsidiaries Financial Summary – Page 2

	Six Months Ended June 30,		Percent
($ in thousands except per share data – unaudited)	2015	2014	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$58,394	70,462
Interest on investment securities	3,943	2,818
Other interest income	381	351
Total interest income	62,718	73,631	(14.8%	)
Interest expense
Interest on deposits	2,798	3,741
Other, primarily borrowings	612	547
Total interest expense	3,410	4,288	(20.5%	)
Net interest income	59,308	69,343	(14.5%	)
Provision for loan losses – non-covered loans	1,105	4,523	(75.6%	)
Provision (reversal) for loan losses – covered loans	(428)	2,711	n/m
Total provision for loan losses	677	7,234	(90.6%	)
Net interest income after provision for loan losses	58,631	62,109	(5.6%	)
Noninterest income
Service charges on deposit accounts	5,773	7,019
Other service charges, commissions, and fees	5,313	4,929
Fees from presold mortgages	1,539	1,397
Commissions from financial product sales	1,226	1,300
Bank-owned life insurance income	754	645
Foreclosed property gains (losses) – non-covered	(1,075)	(707)
Foreclosed property gains (losses) – covered	492	(3,290)
FDIC indemnification asset income (expense), net	(4,220)	(6,494)
Securities gains	—	786
Other gains (losses)	(269)	(317)
Total noninterest income	9,533	5,268	81.0%
Noninterest expenses
Salaries expense	23,078	23,014
Employee benefit expense	4,481	4,597
Occupancy and equipment expense	5,586	5,636
Intangibles amortization	360	388
Other operating expenses	14,509	14,696
Total noninterest expenses	48,014	48,331	(0.7%	)
Income before income taxes	20,150	19,046	5.8%
Income taxes	6,918	6,724	2.9%
Net income	13,232	12,322	7.4%

Preferred stock dividends	(429)	(434)

Net income available to common shareholders	$12,803	11,888	7.7%

Earnings per common share – basic	$0.65	0.60	8.3%
Earnings per common share – diluted	0.63	0.59	6.8%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$59,308	69,343
Tax-equivalent adjustment (1)	792	749
Net interest income, tax-equivalent	$60,100	70,092	(14.3%	)
(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 38% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m = not meaningful

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First Bancorp and Subsidiaries Financial Summary – Page 3

	Three Months Ended June 30,		Six Months Ended June 30,
PERFORMANCE RATIOS (annualized)	2015	2014	2015	2014
Return on average assets (1)	0.76%	0.79%	0.81%	0.74%
Return on average common equity (2)	7.42%	8.32%	7.98%	7.79%
Net interest margin – tax-equivalent (3)	4.15%	4.65%	4.17%	4.89%
Net charge-offs to average loans – non-covered	0.81%	0.69%	0.83%	0.61%

COMMON SHARE DATA
Cash dividends declared – common	$0.08	0.08	$0.16	0.16
Stated book value – common	16.51	15.75	16.51	15.75
Tangible book value – common	13.10	12.28	13.10	12.28
Common shares outstanding at end of period	19,780,017	19,705,381	19,780,017	19,705,381
Weighted average shares outstanding – basic	19,778,640	19,698,581	19,750,316	19,693,382
Weighted average shares outstanding – diluted	20,508,955	20,434,263	20,481,466	20,428,861

CAPITAL RATIOS
Tangible equity to tangible assets	9.47%	9.78%	9.47%	9.78%
Tangible common equity to tangible assets	8.24%	7.57%	8.24%	7.57%
Tier I leverage ratio	11.29%	11.15%	11.29%	11.15%
Tier I risk-based capital ratio	14.89%	15.88%	14.89%	15.88%
Total risk-based capital ratio	16.14%	17.14%	16.14%	17.14%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,199,270	3,259,550	$3,196,920	3,219,199
Loans	2,389,735	2,438,364	2,390,403	2,448,866
Earning assets	2,901,770	2,946,586	2,906,251	2,891,696
Deposits	2,667,649	2,751,466	2,668,311	2,745,330
Interest-bearing liabilities	2,180,746	2,354,768	2,195,524	2,324,453
Shareholders’ equity	394,699	380,542	393,436	378,480

(1) Calculated by dividing annualized net income (loss) available to common shareholders by average assets.

(2) Calculated by dividing annualized net income (loss) available to common shareholders by average common equity.

(3) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014

Net interest income – tax-equivalent (1)	$30,007	30,093	31,299	31,721	34,183
Taxable equivalent adjustment (1)	402	390	376	378	375
Net interest income	29,605	29,703	30,923	31,343	33,808
Provision for loan losses – non-covered	1,001	104	1,285	1,279	1,158
Provision (reversal) for loan losses – covered	(160)	(268)	191	206	2,501
Noninterest income	5,004	4,529	4,492	4,608	4,970
Noninterest expense	24,300	23,714	22,989	25,931	24,780
Income before income taxes	9,468	10,682	10,950	8,535	10,339
Income tax expense	3,224	3,694	3,855	2,956	3,693
Net income	6,244	6,988	7,095	5,579	6,646
Preferred stock dividends	(212)	(217)	(217)	(217)	(217)
Net income available to common shareholders	6,032	6,771	6,878	5,362	6,429

Earnings per common share – basic	0.30	0.34	0.35	0.27	0.33
Earnings per common share – diluted	0.30	0.33	0.34	0.27	0.32

See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

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First Bancorp and Subsidiaries Financial Summary – Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands - unaudited)	At June 30, 2015	At March 31, 2015	At Dec. 31, 2014	At June 30, 2014	One Year Change
Assets
Cash and due from banks	$75,151	84,208	81,068	92,633	(18.9%	)
Interest bearing deposits with banks	103,241	160,279	172,016	314,649	(67.2%	)
Total cash and cash equivalents	178,392	244,487	253,084	407,282	(56.2%	)

Investment securities	379,695	343,123	336,705	171,941	120.8%
Presold mortgages	4,934	8,273	6,019	5,926	(16.7%	)

Loans – non-covered	2,298,955	2,275,570	2,268,580	2,257,530	1.8%
Loans – covered by FDIC loss share agreements	113,824	119,829	127,594	176,855	(35.6%	)
Total loans	2,412,779	2,395,399	2,396,174	2,434,385	(0.9%	)
Allowance for loan losses – non-covered	(30,155)	(33,770)	(38,345)	(41,966)	(28.1%	)
Allowance for loan losses – covered	(1,935)	(2,226)	(2,281)	(3,830)	(49.5%	)
Total allowance for loan losses	(32,090)	(35,996)	(40,626)	(45,796)	(29.9%	)
Net loans	2,380,689	2,359,403	2,355,548	2,388,589	(0.3%	)

Premises and equipment	75,087	75,573	75,113	76,705	(2.1%	)
FDIC indemnification asset	11,982	18,452	22,569	29,406	(59.3%	)
Intangible assets	67,532	67,712	67,893	68,281	(1.1%	)
Foreclosed real estate – non-covered	9,954	8,978	9,771	9,346	6.5%
Foreclosed real estate – covered	1,945	2,055	2,350	9,934	(80.4%	)
Bank-owned life insurance	56,175	55,793	55,421	44,685	25.7%
Other assets	45,134	35,739	33,910	54,404	(17.0%	)
Total assets	$3,211,519	3,219,588	3,218,383	3,266,499	(1.7%	)

Liabilities
Deposits:
Non-interest bearing checking accounts	$614,619	591,283	560,230	525,332	17.0%
Interest bearing checking accounts	553,918	578,784	583,903	551,577	0.4%
Money market accounts	576,360	568,752	548,255	554,731	3.9%
Savings accounts	184,786	183,036	180,317	175,084	5.5%
Brokered deposits	58,534	62,801	88,375	135,300	(56.7%	)
Internet time deposits	—	249	747	2,216	(100.0%	)
Other time deposits > $100,000	342,024	373,599	384,127	421,255	(18.8%	)
Other time deposits	322,886	335,110	349,952	389,084	(17.0%	)
Total deposits	2,653,127	2,693,614	2,695,906	2,754,579	(3.7%	)

Borrowings	176,394	116,394	116,394	116,394	51.5%
Other liabilities	16,609	16,336	18,384	14,433	15.1%
Total liabilities	2,846,130	2,826,344	2,830,684	2,885,406	(1.4%	)

Shareholders’ equity
Preferred stock	38,787	70,787	70,787	70,787	(45.2%	)
Common stock	133,061	132,752	132,532	132,417	0.5%
Retained earnings	194,600	190,150	184,958	175,871	10.6%
Accumulated other comprehensive income (loss)	(1,059)	(445)	(578)	2,018	n/m
Total shareholders’ equity	365,389	393,244	387,699	381,093	(4.1%	)
Total liabilities and shareholders’ equity	$3,211,519	3,219,588	3,218,383	3,266,499	(1.7%	)

n/m = not meaningful

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First Bancorp and Subsidiaries Financial Summary - Page 5

	For the Three Months Ended
YIELD INFORMATION	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014

Yield on loans	4.86%	4.99%	5.13%	5.23%	5.65%
Yield on securities – tax-equivalent (1)	2.80%	2.67%	2.95%	3.25%	3.00%
Yield on other earning assets	0.50%	0.43%	0.38%	0.30%	0.33%
Yield on all interest earning assets	4.38%	4.44%	4.51%	4.58%	4.95%

Rate on interest bearing deposits	0.26%	0.28%	0.30%	0.32%	0.33%
Rate on other interest bearing liabilities	1.04%	1.03%	1.03%	1.03%	1.02%
Rate on all interest bearing liabilities	0.30%	0.32%	0.34%	0.35%	0.37%
Total cost of funds	0.24%	0.26%	0.27%	0.28%	0.30%

Net interest margin – tax-equivalent (2)	4.15%	4.19%	4.25%	4.30%	4.65%
Average prime rate	3.25%	3.25%	3.25%	3.25%	3.25%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014

Interest income – reduced by premium amortization on loans	$—	—	—	—	(49)
Interest income – increased by accretion of loan discount (1)	1,135	1,557	2,173	2,577	4,851
Interest expense – reduced by premium amortization of deposits	—	—	—	—	4
Impact on net interest income	$1,135	1,557	2,173	2,577	4,806

(1)	Corresponding indemnification asset expense is recorded for approximately 80% of this amount, and therefore the net effect is that pretax income is positively impacted by 20% of the amounts in this line item.

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First Bancorp and Subsidiaries Financial Summary - Page 6

ASSET QUALITY DATA ($ in thousands)	June 30, 2015	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014

Non-covered nonperforming assets
Nonaccrual loans	$44,123	47,416	50,066	53,620	47,533
Troubled debt restructurings - accruing	32,059	33,997	35,493	31,501	27,250
Accruing loans > 90 days past due	—	—	—	—	—
Total non-covered nonperforming loans	76,182	81,413	85,559	85,121	74,783
Foreclosed real estate	9,954	8,978	9,771	11,705	9,346
Total non-covered nonperforming assets	$86,136	90,391	95,330	96,826	84,129

Covered nonperforming assets (1)
Nonaccrual loans	$7,378	8,596	10,508	10,478	20,938
Troubled debt restructurings - accruing	3,910	3,874	5,823	6,273	8,193
Accruing loans > 90 days past due	—	—	—	—	—
Total covered nonperforming loans	11,288	12,470	16,331	16,751	29,131
Foreclosed real estate	1,945	2,055	2,350	3,237	9,934
Total covered nonperforming assets	$13,233	14,525	18,681	19,988	39,065

Total nonperforming assets	$99,369	104,916	114,011	116,814	123,194
Asset Quality Ratios – All Assets
Net quarterly charge-offs to average loans - annualized	0.80%	0.76%	0.82%	0.51%	0.99%
Nonperforming loans to total loans	3.63%	3.92%	4.25%	4.20%	4.27%
Nonperforming assets to total assets	3.09%	3.26%	3.54%	3.66%	3.77%
Allowance for loan losses to total loans	1.33%	1.50%	1.70%	1.82%	1.88%

Asset Quality Ratios – Based on Non-covered Assets only
Net quarterly charge-offs to average non-covered loans - annualized	0.81%	0.84%	0.78%	0.60%	0.69%
Non-covered nonperforming loans to non-covered loans	3.31%	3.58%	3.77%	3.71%	3.31%
Non-covered nonperforming assets to total non-covered assets	2.78%	2.92%	3.09%	3.17%	2.73%
Allowance for loan losses to non-covered loans	1.31%	1.48%	1.69%	1.81%	1.86%

(1) Covered nonperforming assets consist of assets that are included in loss-share agreements with the FDIC.

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First Bancorp and Subsidiaries Financial Summary - Page 7

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION – RECONCILIATION ($ in thousands)	June 30, 2015	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014

Net interest income, as reported	$29,605	29,703	30,923	31,343	33,808
Tax-equivalent adjustment	402	390	376	378	375
Net interest income, tax-equivalent (A)	$30,007	30,093	31,299	31,721	34,183
Average earning assets (B)	$2,901,770	2,910,732	2,920,295	2,924,705	2,946,586
Tax-equivalent net interest margin, annualized – as reported – (A)/(B)	4.15%	4.19%	4.25%	4.30%	4.65%

Net interest income, tax-equivalent	$30,007	30,093	31,299	31,721	34,183
Loan discount accretion	1,135	1,557	2,173	2,577	4,851
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$28,872	28,536	29,126	29,144	29,332
Average earnings assets (B)	$2,901,770	2,910,732	2,920,295	2,924,705	2,946,586
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized – (A) / (B)	3.99%	3.98%	3.96%	3.95%	3.99%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this paragraph. Loan discount accretion is a non-cash interest income adjustment related to the Company’s acquisition of two failed banks and represents the portion of the fair value discount that was initially recorded on the acquired loans that is being recognized into income over the lives of the loans. At June 30, 2015, the Company had a remaining loan discount balance of $17.6 million compared to $25.8 million at June 30, 2014. For the related loans that perform and pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

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